Exhibit 99.2

Consent to be Named as a Director

In connection with the filing by ReserveOne Holdings, Inc. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of ReserveOne Holdings, Inc. following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

	By:	/s/ Robert Rivas Collins
	Name:	Robert Rivas Collins
Date: December 5, 2025